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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                         ------------------------------


                                    FORM 8-K

                                 CURRENT REPORT


                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                                November 7, 1997
                                 Date of Report
                         ------------------------------
                             (Date of earliest event
                                    reported)


                                AMAZON.COM, INC.
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             (Exact name of registrant as specified in its charter)

        Delaware                  000-22513                  91-1646860
    ---------------            ----------------           -------------------
    (State or other            (Commission File             (IRS Employer
    jurisdiction of                  No.)                 Identification No.)
    incorporation)

                               1516 Second Avenue
                            Seattle, Washington 98101
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          (Address of principal executive offices, including zip code)

                                 (206) 622-2335
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              (Registrant's telephone number, including area code)


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ITEM 5.    OTHER EVENTS

        On November 7, 1997, Amazon.com, Inc. (the "Company") entered into a commitment letter for a $75,000,000 three year senior secured term credit facility (the "Facility") with Deutsche Bank AG, New York Branch ("Deutsche") as administrative agent and Deutsche Morgan Grenfell, Inc. ("DMG") as arranger. The Facility may be increased to an amount not to exceed $100,000,000, at the determination of both the Company and DMG.

        The purpose of the Facility is to finance working capital, capital additions, acquisitions, operations, joint ventures and general corporate purposes. The Facility will be secured by a first priority lien on substantially all of the Company's assets. The Company has the option to choose from the following interest rate options: (i) a variable rate adjusted every one, two, three or six months at the Company's option and based on the London Interbank Offered Rate ("LIBOR") plus 3.50% per annum for the first six months of the Facility and 4.00% thereafter, or (ii) a variable rate of interest based on Deutsche's Base Rate plus 1.50% per annum for the first six months of the Facility and 2.00% thereafter. In connection with the Facility, the Company will enter into certain interest rate risk management agreements. The Company is required to make mandatory prepayments on the Facility equal to 50% of the proceeds from any debt and/or equity offerings (other than the proceeds of certain permitted debt) and 100% of the proceeds from certain sales of assets that are not reinvested in replacement assets.

        The Facility will include covenants restricting certain activities by the Company, including (i) the incurrence of additional indebtedness, (ii) consolidations, mergers and sales of assets and (iii) dividends and distributions to stockholders. In addition, financial covenants will require the Company to, among other things, maintain a minimum cash balance, maintain certain levels of earnings or losses before interest, taxes, depreciation and amortization, limit its accounts payable aging and limit its capital and acquisition expenditures. The Facility will contain standard events of default including, among other things, a change in ownership or control.

        The Company will issue to Deutsche warrants to purchase a total of 750,000 shares of the Company's Common Stock. The warrants will be canceled if the Company repays the Facility in full according to the following schedule: all warrants if repayment occurs within 12 months; warrants to purchase 675,000 shares if repayment occurs within 15 months; warrants to purchase 562,500 shares if repayment occurs within 18 months; warrants to purchase 450,000 shares if repayment occurs within 24 months; warrants to purchase 225,000 shares if repayment occurs within 30 months; and no warrants if repayment occurs after 30 months. Warrants become exercisable when they can no longer be canceled and remain exercisable for five years after such date. The exercise price for the warrants will be the average market price of the Common Stock during the 30 business days prior to the time of execution of the commitment letter.

        The Facility has been approved by the Company's Board of Directors and Deutsche, but is subject to the satisfaction of several conditions, including the absence of material adverse change, satisfactory completion of definitive documents and satisfactory completion of Deutsche's due


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diligence. Subject to the fulfillment of these conditions, the Company expects to close the Facility in December 1997.

        The Company expects to use the proceeds of the Facility to expand its business and may commit to significant fixed expenditures. The ability of the Company to generate planned future revenues, and therefore its ability to comply with the covenants contained in the Facility, may be affected by events beyond its control. If the Company cannot satisfy the Facility's covenants, the Company will be in default. In such event, the lending institutions will be able to exercise their remedies, including the right to declare all principal and interest immediately due and payable. If the Company were unable to make such payment, or to repay the amount owing under the Facility at the end of its term, the lending institutions could foreclose on the Company's assets, substantially all of which will be pledged as security for the Facility. See the Company's Quarterly Report on Form 10-Q for the Quarter Ended June 30, 1997 and its final prospectus dated May 15, 1997 for information regarding factors that may impact the Company's future results.



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                                    SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                AMAZON.COM, INC.


Dated:  November 7, 1997
                             By /s/ JOY D. COVEY
                               -------------------------------------------------
                               Joy D. Covey
                                 Chief Financial Officer, Vice President Finance and Administration, Treasurer and Secretary